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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


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                                   FORM 8-K

                                CURRENT REPORT

                    Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934


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       Date of report (Date of earliest event reported): October 4, 2001

                              AGERE SYSTEMS INC.
            (Exact Name of Registrant as Specified in Its Charter)


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         Delaware                   1-16397                     22-3746606
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(State or Other Jurisdiction  (Commission File Number)         (IRS Employer
     of Incorporation)                                      Identification No.)


                 555 Union Boulevard, Allentown, Pennsylvania
                   (Address of Principal Executive Offices)
                                     18109
                                  (Zip Code)


Registrant's telephone number, including area code: (610) 712-4323


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Item 5.  Other Events.

On October 4, 2001, Agere and its lenders amended Agere's bank credit agreement. In connection with the amendment, Agere repaid $1 billion of outstanding loans and permanently reduced the size of the facility to $1.5 billion.

MATURITY

The maturity date of the facility has been extended to September 30, 2002. The maturity date for a portion of the facility may be extended to September 30, 2004, if we raise at least $500 million in equity or debt capital markets transactions before September 30, 2002. If the maturity date is extended to September 30, 2004, the size of the facility will be permanently reduced to $750 million on September 30, 2002 and $500 million on September 30, 2003.

INTEREST RATE

The interest rates applicable to borrowings under the facility have changed. Based upon our current ratings of BB- from Standard & Poor's and Ba3 from Moody's, the interest rate under the facility is currently the applicable LIBOR rate plus 450 basis points. In addition, until we permanently repay an additional $500 million of the loans, the applicable interest rate will increase by an additional 25 basis points every ninety days, with the next increase taking effect on November 19, 2001. If we permanently repay $500 million of the loans, the interest rate for borrowings under the facility, assuming our credit ratings remain the same, would drop to the applicable LIBOR rate plus 400 basis points.

PREPAYMENT REQUIREMENTS

Under the agreement, Agere must use proceeds of certain liquidity raising transactions, asset sales outside the ordinary course of business and capital markets transactions to reduce the size of the facility. If Agere completes the liquidity raising transactions or sells assets outside the ordinary course of business, it must apply 100% (50% if the size of the facility is $500 million or less) of the net cash proceeds it receives from the transaction to reduce the size of the facility.

The agreement also provides that 50% of the net cash proceeds of equity and debt capital market transactions will be applied to reduce the size of the facility. When Agere has received $500 million of net cash proceeds from these transactions, 75% (50% if the size of the facility is $500 million or less) of the net cash proceeds in excess of $500 million will be applied to reduce the size of the facility. When Agere has received $1 billion of net cash proceeds from certain debt capital market transactions, 100% of the net cash proceeds in excess of $1 billion from these transactions will be applied to reduce the size of the facility.

COVENANTS

The financial covenants in the original agreement have been replaced with new covenants. The new covenants require Agere (1) to maintain a minimum level of liquidity, (2) to achieve a minimum level of EBITDA each quarter, (3) to maintain a minimum level of net worth and (4) to limit its capital expenditures. In addition, certain other covenants in the original agreement have been significantly modified so as to reflect better Agere's current credit profile.

The above is a summary of certain of the amendments to the facility. The amended agreement is filed as Exhibit 99.1 to this Form 8-K.



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Item 7.  Financial Statements and Exhibits.

(c)      Exhibits:

Exhibit No.       Description.
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99.1              Amended and Restated Revolving Credit and Term Loan Facility
                  Agreement.




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                                   SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:  October 5, 2001

                                       AGERE SYSTEMS INC.



                                       By: /s/ Mark T. Greenquist
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                                           Name:    Mark T. Greenquist
                                           Title:   Executive Vice President and
                                                    Chief Financial Officer



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                                 EXHIBIT INDEX


          The following exhibit is filed herewith:

Exhibit No.       Description
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99.1              Amended and Restated Revolving Credit and Term Loan Facility
                  Agreement.